UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of earliest event reported:  July 10, 2019

Commission File Number	Exact name of registrant as specified in its charter, address of principal executive offices and registrant's telephone number	IRS Employer Identification Number
1-8841	NEXTERA ENERGY, INC.	59-2449419
700 Universe Boulevard Juno Beach, Florida 33408 (561) 694-4000

State or other jurisdiction of incorporation or organization:  Florida

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 Par Value	NEE	New York Stock Exchange
6.123% Corporate Units	NEE.PRR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

SECTION 2 - FINANCIAL INFORMATION

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On July 10, 2019, NextEra Energy Capital Holdings, Inc. (NEECH), a wholly owned subsidiary of NextEra Energy, Inc. (NEE), provided notice to four separate lenders to borrow an aggregate of $700 million under four separate bi-lateral revolving credit facilities with maturity dates ranging from November 2020 to April 2021 (collectively, credit facilities). On July 16, 2019, NEECH received the proceeds from the borrowings, which were used primarily to finance the purchase price paid by NEE for the acquisition of Trans Bay Cable, LLC, the owner and operator of a 53-mile high-voltage direct current underwater transmission cable system in California. Interest will be payable based on LIBOR plus a specified margin, with interest payable at the end of each interest period, which is expected to range from one to three months, as selected by NEECH. Each of the credit facilities contain default and related acceleration provisions relating to, among other things, the failure to make required payments or to observe other covenants under the credit facilities, including financial covenants relating to the ratio of NEE’s and its consolidated subsidiaries’ funded debt to total capitalization, and certain bankruptcy-related events. NEE guarantees the payment of debt obligations under the credit facilities pursuant to a 1998 guarantee agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  July 16, 2019

NEXTERA ENERGY, INC.
(Registrant)

JAMES M. MAY
James M. May Vice President, Controller and Chief Accounting Officer

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